Exhibit 99.1

Nordstrom Announces Completion of Acquisition by Nordstrom Family and Liverpool

SEATTLE, May 20, 2025 – Nordstrom, Inc. (the “Company”) today announced that Erik, Pete, Jamie Nordstrom and other members of the Nordstrom family and El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”) (BMV: LIVEPOL) have completed their all-cash acquisition of Nordstrom for $24.25 per share. Shareholders of the Company will also be paid cash dividends of $0.25 per share and $0.1462 per share, reflecting the special cash dividend and a “stub period” quarterly dividend.

With the completion of the transaction, Erik and Pete Nordstrom will lead the Company as Co-CEOs. Nordstrom common stock will cease trading prior to the opening of the New York Stock Exchange (“NYSE”) on May 21, 2025 and will be delisted from the NYSE as of May 21, 2025.

“The completion of this transaction is an important milestone in our nearly 125-year history,” said Erik Nordstrom, co-CEO of Nordstrom. “As we embark on this new chapter, we remain focused on what matters most: providing outstanding service, offering the best merchandise, and ultimately, helping our customers feel good and look their best. We’re grateful to our teams for their hard work on behalf of our business and our customers, and we look forward to building on Nordstrom’s strong foundation to reach even greater heights.”

"Since our founding, Nordstrom's commitment to our customers has been at the heart of everything we do,” said Pete Nordstrom, co-CEO of Nordstrom. “We’re excited to enter this next phase of the Company’s evolution with the many customers and employees who have been an instrumental part of our story.”

Advisors

Morgan Stanley & Co. LLC and Centerview Partners LLC acted as financial advisors to the special committee of the Nordstrom board of directors, and Sidley Austin LLP and Perkins Coie LLP acted as legal counsel to the special committee.

Moelis & Company LLC acted as financial advisor and Wilmer Cutler Pickering Hale and Dorr LLP, Lane Powell PC and Davis Wright Tremaine LLP acted as legal counsel to the Nordstrom Family.

J.P. Morgan Securities LLC acted as financial advisor and Simpson Thacher & Bartlett LLP and Galicia Abogados, S.C. acted as legal counsel to Liverpool.

About Nordstrom

At Nordstrom, Inc., we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we're building on as we provide convenience and true connection for our customers. Our interconnected model enables us to serve customers when, where and how they want to shop – whether that's in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

About El Puerto De Liverpool

El Puerto de Liverpool is a Mexican omnichannel retailer with a leading presence in department stores and a robust e-commerce platform. It operates across Mexico with 310 stores under the Liverpool and Suburbia banners, 119 specialized boutiques, as well as 29 shopping centers. The Company is also one of the leading credit card issuers in the country with more than 7.6 million credit card holders, accounting for 47% of its sales transactions. For 176 years, it has offered a comprehensive selection of high-quality products and services—from the latest in fashion for the entire family to expert advice on interior design, food and beverages, housewares, technology, and much more.

Liverpool is recognized as one of the best places to work in Mexico, employing more than 78,000 workers nationwide. The company is committed to operating with efficiency, growth, innovation, prestige, exceptional service, profitability, and adaptability to specific markets, all while fostering a strong sense of social responsibility towards the world around it.

MEDIA CONTACT:

Grace Stearns

Nordstrom, Inc.

NordstromPR@Nordstrom.com

Adam Pollack / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449